Exhibit 99.1

JAMES RIVER ANNOUNCES SECOND QUARTER
2018 RESULTS

▪
Second Quarter 2018 Net Income of $17.0 million -- $0.56 per diluted share, a 17% increase over the second quarter of 2017, and Adjusted Net Operating Income of $17.6 million -- $0.58 per diluted share, an 18% increase over the second quarter of 2017

▪	Year-to-date annualized Adjusted Net Operating Return on Average Tangible Equity of 14.5%

▪	Underwriting Profit of $5.5 million, an improvement of 33% over the prior year quarter

▪	Net Investment Income of $16.1 million, an increase of 18%, or $2.4 million, over the prior year quarter

▪	15% growth in core (non-Commercial Auto) Excess and Surplus Lines Gross Written Premium driven by strong growth in the General Casualty, Excess Casualty, Life Sciences and Small Business divisions

Pembroke, Bermuda, August 1, 2018 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported second quarter 2018 net income of $17.0 million ($0.56 per diluted share), compared to $14.5 million ($0.48 per diluted share) for the second quarter of 2017. Adjusted net operating income for the second quarter of 2018 was $17.6 million ($0.58 per diluted share), compared to $14.9 million ($0.49 per diluted share) for the same period in 2017.

Earnings Per Diluted Share	Three Months Ended June 30,
	2018	2017

Net Income [1]	$0.56	$0.48
Adjusted Net Operating Income [2]	$0.58	$0.49

1 2018 results include unrealized losses on equity securities and related taxes.
2 See "Reconciliation of Non-GAAP Measures" below.
Robert P. Myron, the Company’s Chief Executive Officer, commented “We had another solid quarter and our results for the first half of the year have been strong. For the second consecutive quarter we delivered an annualized Adjusted Net Operating Return on Average Tangible Equity greater than 14%, driven by good underwriting results in all three segments and the exceptional performance of our bank loan and alternative investment portfolios.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter Results

August 1, 2018

Our two U.S. primary segments continued to have strong growth in gross written premium, while the decrease in our Casualty Reinsurance premium was in line with our expectations.”
Second Quarter 2018 Operating Results

•	Gross written premium of $293.4 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$165,398	$138,004	20%
Specialty Admitted Insurance	97,100	76,771	26%
Casualty Reinsurance	30,880	66,700	-54%
	$293,378	$281,475	4%

•	Net written premium of $188.6 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$143,235	$124,197	15%
Specialty Admitted Insurance	14,487	16,900	-14%
Casualty Reinsurance	30,884	66,727	-54%
	$188,606	$207,824	-9%

•	Net earned premium of $208.2 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$139,127	$117,268	19%
Specialty Admitted Insurance	14,266	17,760	-20%
Casualty Reinsurance	54,817	49,049	12%
	$208,210	$184,077	13%

•
The Excess and Surplus Lines segment grew due to increases in its Commercial Auto division amid a rate increase on the March 1, 2018 renewal of the Company's largest contract, as well as 15% growth in core (non-Commercial Auto) lines gross written premium, as eight out of twelve underwriting divisions grew;

•
The Specialty Admitted Insurance segment gross written premium increased due to growth in individual risk Workers’ Compensation and fronting gross written premium, while net written premium and net earned premium decreased as a result of the October 1, 2017 inception of a new third party 50% quota share reinsurance agreement on its individual risk Workers' Compensation line;

•
Net written premium in the Casualty Reinsurance segment decreased from its level as of the prior year quarter, but net earned premium increased as a result of a higher level of net written premium during 2017 than in 2016. The Company expects net written premium in

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JRVR Announces Second Quarter Results

August 1, 2018

this segment to decrease meaningfully for the full year 2018, but its net earned premium will lag given the earning patterns of the business, which generally extend to 24 months and in some cases beyond;

•
Unfavorable reserve development of $2.2 million compared to unfavorable reserve development of $1.7 million in the prior year quarter (representing a 1.1 percentage point and 0.9 percentage point increase to the Company’s loss ratio in each period, respectively);

•	Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2018	2017
Excess and Surplus Lines	$58	$1,440
Specialty Admitted Insurance	167	(949)
Casualty Reinsurance	(2,449)	(2,206)
	$(2,224)	$(1,715)

The unfavorable reserve development in the Casualty Reinsurance segment primarily related to losses from risk profiles and treaty structures that the Company no longer writes;

•
Group accident year loss ratio of 73.2% was up from 70.3% in the prior year quarter due to changes in mix of business, specifically growth in the Commercial Auto division within the Excess and Surplus Lines segment which carries a higher initial loss pick but also a lower expense ratio than the segment as a whole;

•	Group combined ratio of 97.3% improved from 97.7% in the prior year quarter;

•
Group expense ratio of 23.1% improved from 26.5% in the prior year quarter, driven by increased net earned premium and fee income, as well as continued growth in lines of business which carry relatively low expenses. Note that the prior year quarter included a prior period commission adjustment for three profitable contracts in the Casualty Reinsurance segment that increased the expense ratio 1.1 percentage points;

•	Gross fee income of $7.4 million increased from $6.9 million in the prior year quarter;

•	Gross fee income by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$3,663	$4,207	(13)%
Specialty Admitted Insurance	3,735	2,673	40%
	$7,398	$6,880	8%

Fee income in the Excess & Surplus Lines segment decreased from its level in the prior year quarter as a portion of the segment’s fee for services revenue is now recorded as gross written premium. Fee income in the Specialty Admitted Insurance segment increased as a result of the continued growth of the segment's fronting business.

•	Net investment income of $16.1 million, an increase of 18% from the prior year quarter. Further details can be found in the "Investment Results" section below.

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JRVR Announces Second Quarter Results

August 1, 2018

Investment Results
Net investment income for the second quarter of 2018 was $16.1 million, which compares to $13.7 million for the same period in 2017. The increase was driven by improved book yields in the fixed maturity and bank loan portfolios due to higher market interest rates, as well as strong performance across all investments in our "Other Private Investments" portfolio.
The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2018	2017	% Change
Renewable Energy Investments	$530	$1,521	(65)%
Other Private Investments	1,506	838	80%
All Other Net Investment Income	14,099	11,355	24%
Total Net Investment Income	$16,135	$13,714	18%
The Company’s annualized gross investment yield on average fixed maturity and bank loan securities for the three months ended June 30, 2018 was 4.0% (up from 3.6% for the three months ended June 30, 2017) and the average duration of the fixed maturity and bank loan portfolio was 3.4 years at June 30, 2018 (unchanged from June 30, 2017 and down from 3.5 years at March 31, 2018). Renewable energy and other private investments produced an annualized return of 10.7% for the three months ended June 30, 2018 (15.1% for the three months ended June 30, 2017).
Taxes
Generally, the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended June 30, 2018 and 2017 was 8.2% and 6.5%, respectively.

Tangible Equity
Tangible equity before dividends increased 2.7% from $474.5 million at December 31, 2017 to $487.5 million at June 30, 2018, due to $32.6 million of net income and $5.1 million of option exercise activity and stock compensation. These items were partially offset by $25.1 million of after tax unrealized losses in the Company's fixed income investment portfolio resulting from increased market interest rates.
Tangible equity after dividends decreased 1.1% from $474.5 million at December 31, 2017 to $469.4 million at June 30, 2018, and increased 0.8% from $465.8 million at March 31, 2018 to $469.4 million at June 30, 2018. Tangible equity per common share was $15.69 at June 30, 2018, net of $0.60 of dividends per share the Company paid during the first six months of 2018. The year-to-date annualized adjusted net operating income return on average tangible equity was 14.5%, which compares to 13.4% for the same period in 2017.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share, equal to the prior quarter. This dividend is payable on Friday, September 28, 2018 to all shareholders of record on Monday, September 10, 2018. James River Group Holdings, Ltd. has

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JRVR Announces Second Quarter Results

August 1, 2018

paid cumulative dividends, including this upcoming payment, of $191.8 million since its December 2014 initial public offering, or 41.2% of its tangible equity at initial public offering.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its second quarter results tomorrow, August 2, 2018, at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 1394997, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:30 a.m. (Eastern Time) on September 1, 2018 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; changes in laws or government regulation, including tax or insurance law and regulations; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud,

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JRVR Announces Second Quarter Results

August 1, 2018

operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 1, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity, and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Second Quarter Results

August 1, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2018	December 31, 2017
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,021,387	$1,016,098
Fixed maturity securities, trading	—	3,808
Equity securities, available-for-sale	84,009	82,522
Bank loan participations, held-for-investment	253,689	238,214
Short-term investments	25,140	36,804
Other invested assets	76,813	70,208
Total invested assets	1,461,038	1,447,654

Cash and cash equivalents	267,367	163,495
Accrued investment income	9,502	8,381
Premiums receivable and agents’ balances	341,391	352,436
Reinsurance recoverable on unpaid losses	375,535	302,524
Reinsurance recoverable on paid losses	13,365	11,292
Deferred policy acquisition costs	65,462	72,365
Goodwill and intangible assets	219,867	220,165
Other assets	183,849	178,383
Total assets	$2,937,376	$2,756,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,468,353	$1,292,349
Unearned premiums	417,771	418,114
Senior debt	98,300	98,300
Junior subordinated debt	104,055	104,055
Accrued expenses	40,342	39,295
Other liabilities	119,312	109,883
Total liabilities	2,248,133	2,061,996

Total shareholders’ equity	689,243	694,699
Total liabilities and shareholders’ equity	$2,937,376	$2,756,695

Tangible equity (a)	$469,376	$474,534
Tangible equity per common share outstanding (a)	$15.69	$15.98
Total shareholders’ equity per common share outstanding	$23.04	$23.39
Common shares outstanding	29,917,821	29,696,682
Debt (b) to total capitalization ratio	22.7%	22.6%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces Second Quarter Results

August 1, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$293,378	$281,475	$591,494	$505,654
Net written premiums	188,606	207,824	399,584	365,734

Net earned premiums	208,210	184,077	409,152	338,764
Net investment income	16,135	13,714	29,391	30,447
Net realized and unrealized (losses) gains on investments (a)	(64)	307	(874)	1,354
Other income	3,760	4,296	8,716	8,231
Total revenues	228,041	202,394	446,385	378,796

EXPENSES
Losses and loss adjustment expenses	154,595	131,084	298,367	236,453
Other operating expenses	51,751	53,036	106,534	101,929
Other expenses	93	346	97	232
Interest expense	2,946	2,224	5,468	4,347
Amortization of intangible assets	149	149	298	298
Total expenses	209,534	186,839	410,764	343,259
Income before taxes	18,507	15,555	35,621	35,537
Income tax expense	1,523	1,014	3,004	2,546
NET INCOME	$16,984	$14,541	$32,617	$32,991
ADJUSTED NET OPERATING INCOME (b)	$17,569	$14,864	$34,138	$32,583

EARNINGS PER SHARE
Basic	$0.57	$0.49	$1.09	$1.12
Diluted	$0.56	$0.48	$1.08	$1.09

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.59	$0.51	$1.14	$1.11
Diluted	$0.58	$0.49	$1.13	$1.07

Weighted-average common shares outstanding:
Basic	29,882,988	29,406,877	29,823,982	29,348,557
Diluted	30,293,933	30,307,099	30,243,946	30,317,585
Cash dividends declared per common share	$0.30	$0.30	$0.60	$0.60

Ratios:
Loss ratio	74.2%	71.2%	72.9%	69.8%
Expense ratio (c)	23.1%	26.5%	24.0%	27.7%
Combined ratio	97.3%	97.7%	96.9%	97.5%
Accident year loss ratio	73.2%	70.3%	73.0%	70.3%
(a) 2018 includes net realized gains of $521,000 and net realized losses of $1.2 million for the change in net unrealized gains on equity securities in the three and six months ended June 30, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces Second Quarter Results

August 1, 2018

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$165,398	$138,004	19.9%	$332,884	$246,999	34.8%
Net written premiums	$143,235	$124,197	15.3%	$297,166	$221,168	34.4%

Net earned premiums	$139,127	$117,268	18.6%	$269,098	$211,117	27.5%
Losses and loss adjustment expenses	(109,607)	(86,521)	26.7%	(210,226)	(153,089)	37.3%
Underwriting expenses	(19,403)	(19,018)	2.0%	(37,456)	(37,499)	(0.1)%
Underwriting profit (a), (b)	$10,117	$11,729	(13.7)%	$21,416	$20,529	4.3%

Ratios:
Loss ratio	78.8%	73.8%		78.1%	72.5%
Expense ratio	13.9%	16.2%		13.9%	17.8%
Combined ratio	92.7%	90.0%		92.0%	90.3%
Accident year loss ratio	78.8%	75.0%		78.6%	74.7%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.7 million and $4.2 million for the three months ended June 30, 2018 and 2017, respectively, and $8.5 million and $8.1 million for the respective six month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Second Quarter Results

August 1, 2018

SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$97,100	$76,771	26.5%	$184,501	$149,235	23.6%
Net written premiums	$14,487	$16,900	(14.3)%	$28,305	$34,959	(19.0)%

Net earned premiums	$14,266	$17,760	(19.7)%	$27,606	$34,013	(18.8)%
Losses and loss adjustment expenses	(9,426)	(11,867)	(20.6)%	(17,037)	(21,848)	(22.0)%
Underwriting expenses	(3,852)	(5,340)	(27.9)%	(7,958)	(10,770)	(26.1)%
Underwriting profit (a), (b)	$988	$553	78.7%	$2,611	$1,395	87.2%

Ratios:
Loss ratio	66.1%	66.8%		61.7%	64.2%
Expense ratio	27.0%	30.1%		28.8%	31.7%
Combined ratio	93.1%	96.9%		90.5%	95.9%
Accident year loss ratio	67.2%	61.5%		67.1%	61.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.7 million and $2.7 million for the three months ended June 30, 2018 and 2017, respectively, and $7.1 million and $4.7 million for the respective six month periods.

CASUALTY REINSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$30,880	$66,700	(53.7)%	$74,109	$109,420	(32.3)%
Net written premiums	$30,884	$66,727	(53.7)%	$74,113	$109,607	(32.4)%

Net earned premiums	$54,817	$49,049	11.8%	$112,448	$93,634	20.1%
Losses and loss adjustment expenses	(35,562)	(32,696)	8.8%	(71,104)	(61,516)	15.6%
Underwriting expenses	(17,526)	(18,376)	(4.6)%	(37,871)	(33,048)	14.6%
Underwriting profit (loss) (a)	$1,729	$(2,023)	-	$3,473	$(930)	-

Ratios:
Loss ratio	64.9%	66.7%		63.2%	65.7%
Expense ratio	31.9%	37.4%		33.7%	35.3%
Combined ratio	96.8%	104.1%		96.9%	101.0%
Accident year loss ratio	60.4%	62.2%		61.2%	63.5%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter Results

August 1, 2018

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$10,117	$11,729	$21,416	$20,529
Specialty Admitted Insurance	988	553	2,611	1,395
Casualty Reinsurance	1,729	(2,023)	3,473	(930)
Total underwriting profit of operating segments	12,834	10,259	27,500	20,994
Other operating expenses of the Corporate and Other segment	(7,307)	(6,095)	(14,738)	(12,556)
Underwriting profit (a)	5,527	4,164	12,762	8,438
Net investment income	16,135	13,714	29,391	30,447
Net realized and unrealized (losses) gains on investments (b)	(64)	307	(874)	1,354
Other income and expenses	4	(257)	108	(57)
Interest expense	(2,946)	(2,224)	(5,468)	(4,347)
Amortization of intangible assets	(149)	(149)	(298)	(298)
Consolidated income before taxes	$18,507	$15,555	$35,621	$35,537

(a)    Included in underwriting results for the three months ended June 30, 2018 and 2017 is fee income of $7.4 million and $6.9 million, respectively, and $15.6 million and $12.8 million for the respective six month periods.

(b)    2018 includes net realized gains of $521,000 and net realized losses of $1.2 million for the change in net unrealized gains on equity securities in the three and six months ended June 30, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized (losses) gains on investments (net realized investment (losses) gains and the change in unrealized (losses) gains on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, costs associated with former employees and interest and other expenses on a leased building that we are deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and six months ended June 30, 2018 and 2017, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces Second Quarter Results

August 1, 2018

	Three Months Ended June 30,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$18,507	$16,984	$15,555	$14,541
Net realized and unrealized losses (gains) on investments (a)	64	98	(307)	(248)
Other expenses	93	126	346	368
Interest expense on leased building the Company is deemed to own for accounting purposes	457	361	313	203
Adjusted net operating income	$19,121	$17,569	$15,907	$14,864

	Six Months Ended June 30,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$35,621	$32,617	$35,537	$32,991
Net realized and unrealized losses (gains) on investments (a)	874	763	(1,354)	(1,082)
Other expenses	97	146	232	268
Interest expense on leased building the Company is deemed to own for accounting purposes	775	612	625	406
Adjusted net operating income	$37,367	$34,138	$35,040	$32,583

(a)    2018 includes net realized gains of $521,000 and net realized losses of $1.2 million for the change in net unrealized gains on equity securities in the three and six months ended June 30, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for June 30, 2018, December 31, 2017, and June 30, 2017 and reconciles tangible equity to tangible equity before dividends for June 30, 2018.

	June 30, 2018		December 31, 2017		June 30, 2017
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$689,243	$23.04	$694,699	$23.39	$719,719	$24.42
Goodwill and intangible assets	219,867	7.35	220,165	7.41	220,464	7.48
Tangible equity	$469,376	$15.69	$474,534	$15.98	$499,255	$16.94
Dividends to shareholders for the six months ended June 30, 2018	18,109	0.60
Pre-dividend tangible equity	$487,485	$16.29

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